Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts:
Raymond A. Low
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Announces Second Quarter 2012 Financial Results

●	Q2 FY 2012 Net Revenues: $25.2 million

●	Q2 FY 2012 GAAP Net Income: $1.3 million; $0.04 per share (diluted)

FREMONT, Calif., August 1, 2012 – AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Results
Revenue for the second quarter of 2012 was $25.2 million, up 7 percent from $23.5 million in the first quarter of 2012.

Total gallium arsenide (GaAs) substrate revenue was $14.9 million for the second quarter of 2012, compared with $12.2 million in the first quarter of 2012. Indium phosphide (InP) substrate revenue was $1.3 million for the second quarter of 2012, compared with $1.5 million in the first quarter of 2012. Germanium (Ge) substrate revenue was $2.4 million for the second quarter of 2012 compared with $2.6 million in the first quarter of 2012.   Raw materials sales were $6.5 million for the second quarter of 2012, compared with $7.2 million in the first quarter of 2012.

Gross margin was 29.8 percent of revenue for the second quarter of 2012. By comparison, gross margin in the first quarter of 2012 was 34.9 percent of revenue. The drop in gross margin in the second quarter of 2012 was largely the result of a new People’s Republic of China VAT levied on foreign enterprises that import materials which do not form part of the final product. AXT recently received notice of the retroactive VAT which applies for the period July 1, 2011 to June 30, 2012 and amounted to $1.27 million expense in the quarter ended June 30, 2012, which resulted in a 505 basis point impact to gross margins.  Excluding the effect of this VAT tax, gross margins in the quarter would have been 34.9 percent.  Going forward, the company expects that this new VAT will negatively impact gross margins by approximately 150 basis points per quarter.

AXT, Inc.
4281 Technology Drive
Fremont, CA 94538
Tel: 510.683.5900
Fax: 510.353.0668
www.axt.com.

AXT, Inc. Announces Second Quarter 2012 Results
Aug 1, 2012

Operating expenses were $4.9 million in the second quarter of 2012, compared with $4.6 million in the first quarter of 2012.
Income from operations for the second quarter of 2012 was $2.6 million, compared with income from operations of $3.6 million in the first quarter of 2012.
Net interest and other income for the second quarter of 2012 was $219,000, which included a foreign exchange gain of $106,000. This compares with net interest and other expense of $247,000 in the first quarter of 2012, which included a foreign exchange loss of $165,000.

Net income in the second quarter of 2012 was $1.3 million or $0.04 per diluted share, compared with net income of $1.6 million or $0.05 per diluted share in the first quarter of 2012.

Management Qualitative Comments
“The second quarter was a positive quarter for our gallium arsenide business, which grew more than 20 percent sequentially,” said Morris Young, chief executive officer.  “Further, we continued to make progress with new customer qualifications, and are hopeful that we will begin to layer on additional revenues from new qualifications later this year and into 2013.  As we move into Q3, the demand environment appears to be more challenging, particularly in certain geographies. We are continuing to approach the current business environment with measured conservatism based on mixed industry data points and expect to see weaker than normal seasonal performance as a result.  However, we have worked diligently to improve our operating structure and efficiency and are well-positioned with key customers in each of our markets.  We view improving market conditions, new customer qualifications and a bottoming of raw material pricing as key catalysts for our growth later this year and beyond.”

Conference Call
The company will host a conference call to discuss these results on August 1, 2012 at 1:30 p.m. PDT. The conference call can be accessed at (719) 325-2418 (passcode 1714909). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (719) 457-0820 (passcode 1714909) until August 7, 2012. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and invests in joint ventures in China producing raw materials. For more information, see AXT’s website at http://www.axt.com.

AXT, Inc. Announces Second Quarter 2012 Results
Aug 1, 2012

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding our outlook for the third quarter of 2012, the current and long-term growth and trends in the demand for our products, our progress in our strategic plans, and the positioning of the company.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: overall conditions in the markets in which the company competes; global financial conditions and uncertainties; market acceptance and demand for the company’s products; the impact of factory closures or other events causing delays by our customers on the timing of sales of our products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

###

FINANCIAL TABLES TO FOLLOW

AXT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenue	$25,153	$30,031	$48,639	$54,597
Cost of revenue	17,645	16,005	32,937	29,911
Gross profit	7,508	14,026	15,702	24,686

Operating expenses:
Selling, general and administrative	3,974	3,714	7,759	7,404
Research and development	914	699	1,749	1,204
Total operating expenses	4,888	4,413	9,508	8,608
Income from operations	2,620	9,613	6,194	16,078
Interest income, net	62	69	150	156
Other income (expense), net	157	450	(178)	87

Income before provision for income taxes	2,839	10,132	6,166	16,321
Provision for income taxes	412	1,064	787	1,966
Net income	2,427	9,068	5,379	14,355

Less: Net income attributable to noncontrolling interest	(1,128)	(2,006)	(2,445)	(3,085)
Net income attributable to AXT, Inc.	$1,299	$7,062	$2,934	$11,270

Net income attributable to AXT, Inc. per common share:
Basic	$0.04	$0.22	$0.09	$0.35
Diluted	$0.04	$0.21	$0.09	$0.34

Weighted average number of common shares outstanding:
Basic	32,138	31,831	32,086	31,775
Diluted	32,944	33,093	32,981	33,146

- more -

AXT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	June 30,	December 31,
	2012	2011
Assets:
Current assets
Cash and cash equivalents	$31,281	$26,156
Short-term investments	11,465	5,505
Accounts receivable, net	22,367	17,966
Inventories	40,869	46,012
Related party notes receivable - current	415	412
Prepaid expenses and other current assets	5,685	7,052
Total current assets	112,082	103,103

Long-term investments	4,322	8,981
Property, plant and equipment, net	35,316	34,282
Related party notes receivable - long-term	2,036	2,021
Other assets	13,918	14,101

Total assets	$167,674	$162,488

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$5,860	$3,286
Accrued liabilities	8,360	7,597
Total current liabilities	14,220	10,883

Long-term portion of royalty payments	3,725	4,125
Other long-term liabilities	131	431
Total liabilities	18,076	15,439

Stockholders' equity:
Preferred stock	3,532	3,532
Common stock	32	32
Additional paid-in capital	192,346	191,554
Accumulated deficit	(59,223)	(62,157)
Accumulated other comprehensive income	6,163	5,818
Total AXT, Inc. stockholders' equity	142,850	138,779

Noncontrolling interest	6,748	8,270
Total stockholders' equity	149,598	147,049

Total liabilities and stockholders' equity	$167,674	$162,488